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                                                                    EXHIBIT 5.1


        [CHAMBERLAIN, HRDLICKA, WHITE, WILLIAMS & MARTIN LETTERHEAD]





                               September 11, 1995




Stewart Information Services Corporation
1980 Post Oak Boulevard
Houston, Texas 77056

Gentlemen:

         We have acted as your counsel in the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the registration of (i) participa-tions in the Stewart Title Guaranty Company Salary Deferral Plan and Trust (the "Plan") and (ii) shares of Common Stock of Stewart Information Securities Corporation (the "Company"), both of which may be offered under and pursuant to the Plan.

         You have requested that we furnish you this legal opinion concerning certain matters about the Company, the Plan and the securities being registered. In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments and have made such other and further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

         1. The Company was duly and validly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

         2. The Plan constitutes a valid and legally binding agreement of Stewart Title Guaranty Company conferring valid, legal interests in the Plan in eligible employees participating therein to the extent and upon the terms and conditions described therein, and when issued pursuant to the terms and conditions of the Plan, such interests will be legally issued, fully paid and nonassessable.
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Stewart Information Services Corporation
September 11, 1995
Page 2




         The foregoing opinion concerning the legality, validity, binding nature and enforceability of the Plan, is subject to the general principles of equity (regardless of whether such question is considered in a proceeding in equity or at law), and to applicable bankruptcy, insolvency, moratorium, fraudulent or preferential conveyance and other similar laws affecting the enforcement of creditors' rights.

         This opinion is solely for your benefit, and may not be relied on by any person other than you and your counsel.

         This opinion is rendered as of the date hereof and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect any matters or opinions set forth herein.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8.

                                            Very truly yours,

                                            CHAMBERLAIN, HRDLICKA, WHITE
                                              WILLIAMS & MARTIN



                                            /s/ Stephen M. Mason